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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for

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    which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

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    (4)  Date Filed:


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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

The following is a newspaper article published on January 31, 2005 in the St. Louis Post-Dispatch.

Questions and answers about the deal

What's the news?

Lee Enterprises Inc. has agreed to buy Pulitzer Inc., publisher of the Post-Dispatch and the Suburban Journals of Greater St. Louis.

What is Lee Enterprises?

Lee is a newspaper publisher based in Davenport, Iowa. Lee currently publishes 44 daily newspapers with a combined circulation in excess of 1.1 million. The company's traditional focus has been on newspapers in smaller cities. Lee is a larger company than Pulitzer, with $694 million in 2004 revenue, to Pulitzer's $444 million. Lee's largest newspaper is the Wisconsin State Journal, in Madison.

What are the terms of the deal?

Lee has agreed to acquire Pulitzer in a cash deal, paying $64 for each share of Pulitzer stock. That makes for a $1.46 billion transaction. Pulitzer's stock closed at $62.90 on Friday.

Why now?

Michael Pulitzer, company chairman and grandson of the founder, said Pulitzer's newspapers would benefit from the greater scale and resources provided by Lee, which he called a necessity to compete in today's "increasingly competitive media market." Pulitzer announced in November that it was exploring ways to increase shareholder value, including a possible sale of the company.

What about the Post-Dispatch and St. Louis?

Mary Junck, Lee's chairman and chief executive, said Sunday evening that St. Louis is similar in many ways to Lee's current markets in terms of both demographics and the Post-Dispatch's operations. She stressed Lee's roots as a Midwestern company. Junck said that Lee had the experience to successfully run a large daily newspaper, like the Post-Dispatch. She said several Lee executives, herself included, have experience in metropolitan markets. She said that, "In St. Louis, we've been impressed with the excellent strategies already in place."

How will Pulitzer's newspapers fit into Lee?

The combined company will still be called Lee Enterprises, with Pulitzer as a subsidiary.

What about the Pulitzer family?

Pulitzer family members are not expected to be actively involved in Lee's operations. Lee said that it would welcome their advice on preserving the Pulitzer heritage.

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What about journalism?

David B. Stoeffler, Lee's vice president-news, on Sunday stressed the company's basic journalism values. He noted that Lee's newspapers didn't speak with one editorial voice. Junck added, "We don't dictate editorial policy from Davenport, Iowa." Lee emphasizes strong local news reporting. Its priorities include credibility, readability, serving as a public watchdog, giving readers something to talk about and telling good stories.

What makes Lee tick?

Junck said Lee's management focuses on revenue growth, readership and circulation, strong local news, strength of online products and careful cost controls.

What about Pulitzer employees?

Junck said Sunday that no layoffs were planned, and that current union contracts would be honored.

What about Pulitzer Inc.'s interest in the St. Louis Cardinals?

Lee said its deal would include the company's "small minority stake" in the Cardinals. Michael Pulitzer will keep his separate interest in the team. Together, the company and Michael Pulitzer own slightly less than 4 percent of the Cardinals.


         ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

         PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.